Exhibit 99.1

AÉROPOSTALE PROVIDES BUSINESS UPDATE

Expects Third Quarter Earnings in the Range of $0.27- $0.28 Per Share
Third Quarter Same Store Sales Decrease 9%

New York, New York – November 3, 2011 – Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today announced revised guidance for the third quarter.

For the third quarter of fiscal 2011 net sales decreased 1% to $596.5 million, from $602.8 million in the year ago period. Same store sales for the third quarter decreased 9%, compared to essentially flat same store sales last year. Based on better than expected gross margins for the quarter, the Company now expects third quarter earnings in the range of $0.27 - $0.28 per diluted share, versus its previously issued guidance in the range of $0.09 - $0.15 per share.

Thomas P. Johnson, Chief Executive Officer, commented, "During the quarter we continued to make progress with our strategic initiatives, and managed our inventories carefully. While we delivered third quarter earnings that exceeded our previously issued guidance we remain cautious given industry-wide costing pressures and the current retail environment. Our entire organization is focused on carrying out our key initiatives for the remainder of the year and into next year. We continue to remain very confident in our business model and the strength and positioning of the Aéropostale brand."

The Company expects to announce third quarter earnings on Wednesday, November 30, 2011 at 4:15 PM (EST).

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high-quality, active-oriented, trend-right merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores , in certain Aéropostale® stores including our new Times Square store in New York City and online at www.ps4u.com. The Company currently operates 918 Aéropostale stores in 49 states and Puerto Rico, 67 Aéropostale stores in Canada and 70 P.S. from Aéropostale stores in 20 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.